LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF GOLDEN CHEST LLC

Dated effective as of December 15, 2010

THE SALE OF INTERESTS IN THE COMPANY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION. INTERESTS MAY NOT BE OFFERED OR SOLD ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE. THE COMPANY HAS THE RIGHT TO REQUIRE ANY POTENTIAL TRANSFEROR OF AN INTEREST TO DELIVER AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY BEFORE ANY TRANSFER TO THE EFFECT THAT EXEMPTIONS FROM APPLICABLE REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE FOR THE TRANSFER. IN ADDITION, THIS AGREEMENT CONTAINS ADDITIONAL SUBSTANTIAL RESTRICTIONS ON THE TRANSFER OF INTERESTS.

TABLE OF CONTENTS

Page No.

ARTICLE I DEFINITIONS AND INTERPRETATION 1

1.1 **Definitions.** 1

1.2 **Interpretation.** 1

1.3 **Coordination With Exhibits.** 2

ARTICLE II THE LIMITED LIABILITY COMPANY 2

2.1 **General.** 2

2.2 **Name** 2

2.3 **Purposes.** 2

2.4 **Limitation.** 3

2.5 **The Members.** 3

2.6 **Issuance of Additional Interests.** 3

2.7 **Term.** 3

2.8 **Registered Agent; Offices.** 3

2.9 **Tax Partnership** 3

ARTICLE III INTERESTS; CAPITAL CONTRIBUTIONS 3

3.1 **Interests.** 3

3.2 **Capital Contributions.** 4

3.3 **Joint Funding.** 5

3.4 **Cash Calls.** 5

3.5 **Remedies For Failure to Meet Cash Calls.** 6

3.6 **Security Interest.** 7

3.7 **Return of Contributions.** 8

3.8 **Pledge and Subordination.** 8

3.9 **Completion Guarantees.** 8

3.10 **Cooperation with Financing Parties.** 8

3.11 **Financing Parties' Right to Cure** 8

ARTICLE IV MEMBERS 9

4.1 **Limited Liability.** 9

4.2 **Company Indemnification of Members.** 9

4.3 **Member Indemnification** 9

4.4	**Member Reimbursement Obligations.**	11
4.5	**Coordination.**	11
4.6	**Exclusive Rights of Members.**	11
4.7	**Meetings; Written Consent.**	12
4.8	**No Member Fees.**	12
4.9	**No State-Law Partnership.**	12
4.10	**No Implied Covenants; No Fiduciary Duties.**	12
4.11	**Other Business Opportunities.**	12
ARTICLE V COMPANY MANAGEMENT		12
5.1	**Management Authority.**	12
5.2	**Management Committee.**	13
5.3	**Manager; Duties.**	16
5.4	**Standards of Care.**	18
5.5	**Exculpation.**	19
5.6	**Indemnification of Manager and Representatives.**	19
5.7	**Resignation; Removal; Replacement.**	20
5.8	**Payments To Manager.**	21
5.9	**Affiliate Transactions.**	21
5.10	**Changes to Mining Law.**	21
ARTICLE VI PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING		21
6.1	**Initial Program and Budget.**	21
6.2	**Operations Under Programs and Budgets.**	21
6.3	**Presentation of Proposed Programs and Budgets.**	22
6.4	**Approval of Proposed Programs and Budgets.**	22
6.5	**Amendments.**	22
6.6	**Election to Participate.**	23
6.7	**Recalculation and Restoration for Actual Contributions.**	24
6.8	**Delay in Approval of Proposed Programs and Budgets.**	25
6.9	**Budget Overruns; Program Changes.**	25
6.10	**Emergency or Unexpected Expenditures.**	25
6.11	**Quarterly Reports.**	26
6.12	**Inspection Rights.**	26
6.13	**Independent Audit.**	26

ARTICLE VII DISTRIBUTIONS 27
7.1 Distributions. 27
7.2 Liquidating Distributions. 27
ARTICLE VIII TRANSFERS AND ENCUMBRANCES OF INTERESTS 27
8.1 Restrictions on Transfer. 27
8.2 Permitted Transfers and Permitted Interest Encumbrances. 28
8.3 Additional Limitations on Transfers and Encumbrances. 29
8.4 Right of First Refusal. 29
8.5 Substitution of a Member. 30
8.6 Conditions to Substitution. 31
8.7 Admission as a Member. 31
8.8 Economic Interest Holders. 31
ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION 31
9.1 Resignation. 32
9.2 Dissolution 33
9.3 Liquidation. 33
9.4 Termination 34
ARTICLE X AREA OF INTEREST; ABANDONMENT 34
10.1 Acquisitions Within Area of Interest. 34
10.2 Surrender or Abandonment of Property 35
ARTICLE XI MISCELLANEOUS 35
11.1 Confidentiality. 35
11.2 Public Announcements. 36
11.3 Notices. 37
11.4 Headings. 37
11.5 Waiver. 37
11.6 Amendment. 37
11.7 Severability. 37
11.8 Force Majeure. 38
11.9 Rules of Construction. 38
11.10 Governing Law. 38
11.11 Waiver of Jury Trial; Consent to Jurisdiction 38
11.12 Further Assurances 38

11.13 Survival. 38
11.14 No Third Party Beneficiaries 39
11.15 Entire Agreement. 39
11.16 Parties in Interest. 40
11.17 Counterparts. 40

APPENDIX AND EXHIBITS

Appendix A	Defined Terms
Exhibit A	Property Description and Area of Interest
Exhibit B	Accounting Procedure
Exhibit C	Tax Matters
Exhibit D	Form of Net Smelter Returns Royalty Agreement and Deed
Exhibit E	Initial Program and Budget

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GOLDEN CHEST LLC

This Limited Liability Company Operating Agreement (this "**Agreement**") is effective as of December 15, 2010 (the "**Effective Date**"), among New Jersey Mining Company, an Idaho Corporation ("**NJMC**"), and Marathon Gold USA Corp., a Colorado corporation ("**MG USA**"), as the initial Members, and any Person (including the Manager and any substituted or additional Member) that executes or becomes bound by this Agreement.

Recitals

A. NJMC owns certain Properties in Shoshone County, Idaho as described in Part 1 of Exhibit A.

B. The Company intends to acquire from third parties certain other Properties, in Shoshone County, Idaho as described in Part 1 of Exhibit A.

C. NJMC and MG USA have caused the formation of the Company to own the Properties and to conduct the Operations contemplated by this Agreement.

In consideration of the covenants and agreements in this Agreement, the parties to or bound by this Agreement agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. In addition to the capitalized terms defined in other provisions of this Agreement, as used in this Agreement, capitalized terms have the meanings given in Appendix A.

1.2 Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by those words or words of similar import, (b) the words "hereof," "herein," "hereunder," and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an "Article," "Section," "preamble," "recital," or another subdivision, or to the "Appendix" or an "Exhibit," are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the "Appendix" or an "Exhibit" to this Agreement, (h) references to any Person include the Person's

respective successors and permitted assigns, (i) references to "dollars" or "$" shall mean the lawful currency of the United States of America, (j) references to a "day" or number of "days" (without the explicit qualification of "Business") refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

1.3 Coordination With Exhibits. Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an "Article," or "Section" or another subdivision, are to an "Article," "Section" or subdivision of the Exhibit. Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit shall have the meanings given to them in this Agreement. If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control. If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C shall control.

ARTICLE II
THE LIMITED LIABILITY COMPANY

2.1 General. The Company has been duly organized under the Act by the filing of its certificate of organization in the Office of the Idaho Secretary of State by an authorized person. The Members agree that their rights relating to the Company, the Assets and Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

2.2 Name. The name of the Company shall be "Golden Chest LLC." The Manager shall accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.

2.3 Purposes. The Company is formed for the following purposes:

(a) to conduct Exploration on the Properties and within the Area of Interest;

(b) to acquire additional real property and other interests within the Area of Interest;

(c) to evaluate the possible Development and Mining of the Properties and other Assets acquired within the Area of Interest;

(d) to engage in Development and Mining on the Properties and other Assets acquired within the Area of Interest;

(e) to engage in the marketing, sale and distribution of Products; and

(f) to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations, Continuing Obligations and Laws.

2.4 **Limitation.** Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge those purposes.

2.5 **The Members**. The Manager shall maintain a register containing the name, business address, Interest and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly after the written request of the Member.

2.6 **Issuance of Additional Interests.** Additional Interests may be issued for such Capital Contributions and with such rights, privileges and preferences as shall be unanimously approved by the Management Committee. If the issuance of additional Interests has been properly approved under this Section 2.6, the Persons to whom such additional Interests have been issued shall automatically be admitted to the Company as Members.

2.7 **Term**. The Company has perpetual existence; *provided*, that the Company shall be dissolved upon the occurrence of an event described in Section 9.2.

2.8 **Registered Agent; Offices**. The initial designated office and registered agent of the Company are in the Company's certificate of organization. The Manager may from time to time designate a successor designated office and registered agent and may amend the certificate of organization of the Company to reflect the change without the approval of the Members or the Management Committee. The location of the principal place of business of the Company shall be the Manager's principal place of business or other location selected by the Manager.

2.9 **Tax Partnership**.

Exhibit C shall govern the relationship of the Members and the Company with respect to income Tax matters.

ARTICLE III
INTERESTS; CAPITAL CONTRIBUTIONS

3.1 **Interests.**Initial Interests. The initial Interest of NJMC is 50%. The initial Interest of MG USA is 50%.

(b) Adjustments to Interests. The Interests of the Members shall be adjusted (i) upon the resignation or deemed resignation of a Member under Section 9.1 or upon the redemption of a Member's Interest, to reflect the cancellation of the Member's Interest, (ii) upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member's Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6, (iii) upon the recalculation or restoration of Interests after the

completion of a Program and Budget under Section 6.7, (iv) upon the default by a Member in making its required Capital Contributions to an adopted Program and Budget, followed by a proper election by the Non-Defaulting Member under Section 3.5(c), (v) upon the Transfer by a Member of all or less than all of its Interest under Article VIII, and (vi) upon the issuance of additional Interests in the Company under Section 2.6.

3.2 Capital Contributions.NJMC Initial Contribution. As its Initial Contribution, NJMC shall contribute to the Company as of the Effective Date the Assets to be contributed by NJMC under the Contribution Agreement and shall execute and deliver for the benefit of the Company terminations of the leases covering the Properties, in Shoshone County, Idaho that the Company intends to acquire from third parties, as described in Part 1 of Exhibit A. The Members agree that the fair market value of NJMC's Initial Contribution as of the Effective Date equals $4,000,000.

(b) MG USA Initial Contribution. As its Initial Contribution, MG USA shall contribute an aggregate amount equal to $4,000,000 in the following amounts on or before the following due dates:

Due Dates	Amount	Aggregate Amount
On the Effective Date (by paying $500,000 directly to Metaline Contact Mines, J.W. Beasley Interests, LLC and Prichard Creek Resource Partners, LLC to effectuate the purchase by the Company of the Owned Property not contributed by NJMC, by paying directly all closing costs in connection therewith, and by causing remittance to the Company by Alliance Title & Escrow of the remaining balance of the $1,000,000 amount)	$1,000,000	$1,000,000
On or before March 31, 2011	$500,000	$1,500,000
On or before June 30, 2011	$500,000	$2,000,000
On or before September 30, 2011	$1,000,000	$3,000,000
On or before November 30, 2011	$1,000,000	$4,000,000

On the Effective Date, as referenced above, MG USA shall pay $500,000 of MG USA's Initial Contribution directly towards the acquisition of the patented and unpatented mining claims that comprise the Owned Property not contributed by NJMC from Metaline Contact Mines, J.W. Beasley Interests, LLC and Prichard Creek Resource Partners, LLC for the total sum of $3,750,000 (the "**Property Purchase Price**"). In the event that MG USA fails to make any of its required Initial Contribution (after receipt of notice from NJMC and a failure to timely cure such default within 30 days, unless MG USA disputes the existence of such a default, in which case that 30-day period shall not start running until after the finding of such a default in a final ruling of a court of competent jurisdiction, an "**Initial Contribution Default**"), MG USA's Interest shall be reduced by an amount (expressed as a percentage) equal to: (i) the amount of its Initial Contribution that it has not made; *divided by* (ii) twice the amount of its required Initial Contribution. The Interest of NJMC shall be increased by the reduction in the Interest of MG USA. The increase in the Interest of NJMC in the event of an Initial Contribution Default shall

be deemed for such purposes as a relinquishment by MG USA to NJMC of the amount of such increase in the Interest of NJMC. Unless the Members otherwise agree in writing or unless there has been an Initial Contribution Default by MG USA, the Company shall not fail to timely pay the full amount of the Property Purchase Price when due and in accordance with the terms of the acquisition of the patented and unpatented mining claims that comprise the Owned Property not contributed by NJMC.

(c) MG USA Election to Earn Additional Interest. Following completion of its Initial Contribution, MG USA may elect, in its sole discretion, to earn an additional Interest (the "**Additional Interest**") by making a Capital Contribution of $3,500,000 (the "**Additional Contribution**"), in addition to its Initial Contribution, on or before November 30, 2012. In the event that MG USA elects to earn the Additional Interest and has made all of its Initial Contribution and the Additional Contribution, the Interest of MG USA shall increase to 60%, and the Interest of NJMC shall decrease to 40%. The increase in the Interest of MG USA upon making the Additional Contribution shall be deemed the issuance to MG USA of the Additional Interest in exchange for the Additional Contribution, and not the sale by NJMC of any portion of its Interest.

(d) Right to Accelerate Payment of Capital Contributions. MG USA shall have the right, but not the obligation to accelerate any payment required to complete its Initial Contribution and the Additional Contribution.

3.3 Joint Funding.

From and after the earlier to occur of the date MG USA has made its entire Initial Contribution or an Initial Contribution Default, the Members shall, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.4 *pro rata* in proportion to their respective Interests ("**Joint Funding**").

3.4 Cash Calls. After commencement of Joint Funding, on the basis of the adopted Program and Budget then in effect, the Manager shall submit to each Member at least 10 days before the last day of each month a billing for estimated cash requirements and Environmental Compliance Fund requirements for the next month. Within 10 days after receipt of such a billing, each Member shall pay to the Company as an additional Capital Contribution under Section 3.3 its proportionate share of the estimated amount based on its Interest. Time is of the essence in the payment of such billings. Subject to receipt of such Capital Contributions or other funds under this Agreement, the Manager (a) shall maintain a minimum cash reserve of no less than the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within 30 days after the date of determination, and (b) shall have the right to maintain an additional cash reserve of up to the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within an additional two months after the date of determination. All funds in excess of the immediate cash requirements of the Company shall be invested in one or more interest-bearing accounts reasonably selected by the Manager.

3.5 **Remedies For Failure to Meet Cash Calls**. Other than in the event of an Initial Contribution Default by MG USA (the sole and exclusive remedy for which is set forth in Section 3.2(b)), if a Member (the "**Delinquent Member**") has not contributed all or any portion of any additional Capital Contribution that such Member is or was required to contribute under Sections 3.3 and 3.4 (the "**Default Amount**"), then the other Member (the "**Non-Defaulting Member**") may elect to exercise its rights under Section 3.5(b) or 3.5(c) by written notice to the Delinquent Member within 10 Business Days after the occurrence of the default. In the case of an election under Section 3.5(b) or 3.5(c), the Non-Defaulting Member shall pay the entire Default Amount to the Company on behalf of the Delinquent Member within such 10 Business Day period.

(b) If the Non-Defaulting Member makes an election under this Section 3.5(b), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a loan (a "**Default Loan**") from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:

(i) the amount of the Default Loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from distributions as provided in Section 3.5(b)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);

(ii) all distributions that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;

(iii) the principal balance of the Default Loan and all accrued and unpaid interest shall be due and payable in whole within 5 Business Days after written demand to the Delinquent Member by the Non-Defaulting Member;

(iv) after any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may (A) again make an election by notice to the Delinquent Member to convert the unpaid balance of the Default Loan and all accrued and unpaid interest to a Capital Contribution by the Non-Defaulting Member, in which case the provisions of Section 3.5(c) shall apply, with the unpaid balance and all interest accrued thereon treated as the Default Amount for purposes of the calculations under Section 3.5(c), or (B) exercise any other rights and remedies granted to the Non-Defaulting Member or the Company under this Agreement or available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of the Default Loan, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.6, all at the cost and expense of the Delinquent Member; and

(v) during the period that any such Default Loan is in default, all rights of the Delinquent Member or any Representative designated by the Delinquent Member to vote, veto or consent to any matter under this Agreement shall be suspended, and the Interest of the Delinquent Member and its Representatives shall be deemed not outstanding for purposes of determining whether a quorum exists at any meeting of the Management Committee or whether any specified percentage of votes required to adopt, consent to or approve any matter has been obtained.

(c) If the Non-Defaulting Member makes an election under this Section 3.5(c) or under Section 3.5(b)(iv)(A), the payment by the Non-Defaulting Member of the Default Amount (or in the case of Section 3.5(b)(iv)(A), the unpaid balance of the Default Loan and all accrued and unpaid interest) shall be treated as a Capital Contribution by the Non-Defaulting Member to the Company on behalf of the Delinquent Member. In such case the Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; *multiplied by* the Default Amount; *divided by* (ii) the aggregate Contributed Capital of all Members (including the Default Amount contributed by the Non-Defaulting Member). The Interest of the Non-Defaulting Member shall be increased by the reduction in the Interest of the Delinquent Member. The foregoing adjustments shall be effective as of the date of the default (or in the case of remedies under Section 3.5(b)(iv)(A), the date of the default in repaying the Default Loan).

(d) If the Non-Defaulting Member makes an election under Section 3.5(b) or 3.5(c), then the applicable provisions of this Section 3.5 shall be the sole and exclusive remedies available to the Non-Defaulting Member for the default. If the Non-Defaulting Member does not make such an election (and if applicable, the required advance) within the 10 Business Day period described in Section 3.5(a), then the Non-Defaulting Member shall have, on its own behalf and on behalf of the Company, all of the rights and remedies available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment of the Default Amount, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.6, all at the cost and expense of the Delinquent Member, but excluding the contractual rights and remedies under Section 3.5(b) and 3.5(c), which shall be deemed waived. IN THE CASE OF AN ELECTION UNDER SECTION 3.4(b) or 3.5(c), THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 3.5 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS FOR CASH CALLS UNDER SECTIONS 3.3 AND 3.4 AND NOT A PENALTY.

3.6 Security Interest. Each Member hereunder grants to the other a security interest in its Interest, and any accessions thereto and any proceeds and products therefrom, to secure the payment obligations of the granting Member hereunder, including such Member's obligations to make Capital Contributions and to repay Default Loans. Each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.6. In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest

granted in this Section 3.6, notwithstanding any contrary provision in Article VIII, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member. In such case, the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member.

3.7 **Return of Contributions**. Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned shall constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member's Capital Contributions. The provisions of this Section 3.7 shall not limit a Member's rights or obligations under Section 7.2.

3.8 **Pledge and Subordination**. Each Member shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge its Interest, to subordinate any Encumbrances its holds in the Interest of the other Member under Section 3.6 or otherwise, or to cause to be subordinated any permitted Encumbrances or Permitted Interest Encumbrances outstanding on its Interest, to any secured borrowings for Operations approved by the Management Committee, including any Project Financing, and any refinancings, modifications or renewals approved by the Management Committee.

3.9 **Completion Guarantees**. At the request of the Management Committee, each Member shall execute such completion guarantees for any Project Financing as shall be requested by the Financing Parties and approved by the Management Committee.

3.10 **Cooperation with Financing Parties**. Each Member and Manager acknowledges that if the Company seeks Project Financing, the Financing Parties may from time to time request modifications to this Agreement and certain documents from such Member or Manager. Each Member and Manager shall furnish to the Financing Parties such written information, certificates, opinions, affidavits, lien waivers and other like documents as may be requested by the Financing Parties and approved by the Management Committee. The Members shall negotiate in good faith modifications to this Agreement reasonably requested by the Financing Parties; *provided*, that such modifications do not increase any Member's obligations and liabilities under this Agreement, unless the Members mutually agree to negotiate such modifications. Each Member and Manager shall promptly execute any additional documentation as may be reasonably requested by the Financing Parties and approved by the Management Committee, including documents evidencing such Member's or Manager's consent to the Project Financing, Encumbrances on the Assets of the Company or the pledge of either Members' Interest as security for the Project Financing.

3.11 **Financing Parties' Right to Cure**. If the Company obtains Project Financing, the Financing Parties shall have the right to cure any default of the Company under any agreement or arrangement with any Member or Manager or their respective Affiliates, without affecting the duties and obligations of such Member, Manager or Affiliate. The Financing Parties shall have (a) 30 days from the date notice of default is delivered by such Member, Manager or Affiliate to the Company and the Financing Parties if the default is the failure to pay amounts to such

Member, Manager or Affiliate when due and payable, or (b) at least 60 days from the date notice of default is delivered by such Member, Manager or Affiliate to the Company and the Financing Parties to cure, or begin to cure, such default if the default cannot be cured by the payment of money to such Member, Manager or Affiliate so long as the Financing Parties, the Company or their respective designees diligently pursue cure to completion and continue to perform any related monetary obligations, and all other obligations under the agreement or arrangement are performed by the Company, the Financing Parties or their respective designees. If possession of the Assets is necessary to cure the breach or default, and the Financing Parties declare the Company in default and commence foreclosure proceedings, the Financing Parties will be allowed a reasonable period to complete the proceedings and to thereafter cure the default. If the Financing Parties are prohibited by any court order or proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the time periods shall be extended by the period of the prohibition.

ARTICLE IV
MEMBERS

4.1 **Limited Liability**. The liability of each Member shall be limited as provided by the Act. No Member or the Manager, or any combination, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or the Manager or any combination thereof.

4.2 **Company Indemnification of Members**. Except as provided in Section 4.5, the Company shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys from and against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations, (b) any Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution, and (c) any reimbursements by the Member under Section 4.4. In all cases of this Section 4.2, and without limiting Sections 4.3 or 4.4, indemnification shall be provided only out of and to the extent of the net assets of the Company, and no Member shall have any personal liability whatsoever for indemnification under this Section 4.2. Notwithstanding the previous provisions of this Section 4.2, the Company's indemnification obligations under this Section 4.2 as to third party claims shall be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.

4.3 **Member Indemnification**.Indemnification Obligations. Except as provided in Section 4.5, each Member (the "**Indemnifying Member**") shall indemnify and hold harmless each other Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys (collectively, the "**Indemnified Member Parties**") and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including in its capacity as the Manager).

(b) Notice. If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party shall cause notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or notice of the claim or demand. Failure to promptly provide the notice shall not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.

(c) Assumption of Defense By Indemnifying Member. The Indemnifying Member shall have the right, but not the obligation, by written notice to the Indemnified Member Party with a copy to the Company delivered within 30 days after the receipt of a notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member. Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party. The assumption of the defense of the claim or demand by the Indemnifying Member shall constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand. Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a claim or demand in a diligent manner after having given notice that it will assume control of the defense, compromise and settlement of the matter shall be included in the Adverse Consequences for which the Indemnifying Member shall be obligated to indemnify the Indemnified Member Parties and the Company. Any settlement or compromise of any the claim or demand by the Indemnifying Member shall be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed. An Indemnified Member Party shall not be considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.

(d) Defense by Indemnified Member Party or Company. Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member. If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member shall promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence. If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member shall be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the

Indemnified Member Parties and the Company in conducting the defense, compromise or settlement shall be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.

4.4 Member Reimbursement Obligations. Each Member shall be liable to each other Member (including in its capacity as the Manager) to reimburse and pay to such other Members its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Members and their Affiliates that arise out of or relate to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, and (b) any Properties distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution. For purposes of this Section 4.4, each Member's share of such liability shall be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member's initial Interest). Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member's Interest, any reduction of a Member's Interest, the distribution to the other Member of Properties under Section 10.2, nor the dissolution, liquidation nor termination of the Company, shall relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination. Notwithstanding the foregoing provisions of this Section 4.4, this Section 4.4 shall apply only in the case that the Member requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company debts, obligations and liabilities.

4.5 Coordination. Notwithstanding anything to the contrary in this Article IV, (a) the provisions of Sections 4.2, 4.3 and 4.4 shall not apply to Adverse Consequences arising out of or relating to the breach of any representations or warranties under the Contribution Agreement that are covered by the indemnification obligations under the Contribution Agreement and (b) no Member, or any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys shall be entitled to indemnification or reimbursement under Sections 4.2, 4.3 and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of the Member (including in its capacity as the Manager).

4.6 Exclusive Rights of Members. Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) shall have the right to enforce any representation, warranty, covenant or agreement of a Member or the Manager under this Agreement or the Contribution Agreement, and specifically neither the Company nor any lender or other third party shall have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement and the Contribution Agreement shall be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Manager. For the avoidance of doubt, the Company shall be bound by the provisions of this Agreement, but shall have no right to enforce those provisions against a Member or the Manager, such rights being exclusively vested in the Members. Any

Member may bring a direct action on behalf of the Company against any other Member or the Manager without the requirement to bring a derivative action or otherwise satisfy the requirements of sections 30-6-902 through 30-6-906 of the Act or other similar requirements.

4.7 Meetings; Written Consent. Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.

4.8 No Member Fees. Except as otherwise provided in this Agreement, no Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

4.9 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Representative be a partner or joint venturer of any other Member, Manager or Representative for any purposes other than federal and state Tax purposes, and this Agreement may not be construed to suggest otherwise.

4.10 No Implied Covenants; No Fiduciary Duties. There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing. The Members, the Manager and the Representatives shall not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members', the Representatives', and the Manager's duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.

4.11 Other Business Opportunities. Except as provided in Section 10.1, (a) each Member (including in its capacity as a Manager) and its Representatives shall have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member, (b) the doctrines of "corporate opportunity" and "business opportunity" shall not be applied to any other activity, venture, or operation of any Member or Representative or the Manager, and (c) no Member or Representative or the Manager shall have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

ARTICLE V
COMPANY MANAGEMENT

5.1 Management Authority. Except as delegated to the Manager under Section 5.3, the Management Committee shall have the exclusive power and authority to approve Major Decisions. The Manager shall have the power and authority to make any other decision or take any other action on behalf of the Company that does not require the approval of the Management Committee under this Agreement. In connection with the implementation, consummation or administration of any matter within the scope of the Manager's authority, the Manager is

authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents, contractors or representatives of the Company or the Manager any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Manager of its obligations hereunder.

5.2 Management Committee.Organization and Composition. The Members hereby establish a committee (the "**Management Committee**") consisting of four representatives ("**Representatives**"), of which (i) two Representatives shall be appointed by NJMC, and (ii) two Representatives shall be appointed by MG USA. Unless and until a Member holds greater than 50% of the Interests of the Members, a Representative of NJMC shall serve as the chair of the Management Committee. Thereafter, a Representative of the Member that holds greater than 50% of the Interests of the Members shall serve as the chair of the Management Committee. Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative. Appointments of Representatives may be made or changed at any time by notice to the other Member. Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a Manager or officer or such power and authority has been delegated by the Manager to such Member or Representative, and then only in that capacity.

(b) Voting. Each Member, acting through its Representatives, shall vote on the Management Committee in accordance with its Interest. The Representatives appointed by NJMC shall vote as a group, and the Representatives appointed by MG USA shall vote as a group. If all Representatives appointed by a Member are not present at a meeting of the Management Committee, the Representatives appointed by such Member that are present shall have the entire Interest of the appointing Member. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with an Interest of greater than 50%, unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Representatives. In the event of a tie vote, Representatives of NJMC shall have the deciding vote of the Management Committee, after considering the legitimate concerns of MG USA.

(c) Meetings. Management Committee meetings shall be held at least annually, at such times and at the principal place of business of the Manager or at such other place as the Management Committee shall determine. In addition to regularly scheduled meetings, the Manager or any Representative may call a special meeting of the Management Committee upon 15 days' notice. In case of emergency, reasonable notice of a special meeting shall suffice. Unless and until a Member holds greater than 50% of the Interests of the Members, there shall be a quorum if at least one Representative appointed by each Member is present. Thereafter, there shall be a quorum if two Representatives are present, at least one of which is a Representative of a Member that holds greater than 50% of the Interests of the Members. Each notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared

by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting.

(d) Conduct of Meetings. Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within 20 Business Days after the meeting. The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee, the Manager and the Members. If the Representatives are unable to agree on the minutes within 30 days after receipt of the Manager's proposed minutes, then the minutes prepared by the Manager together with proposed objections submitted to the Manager before the expiration of such 30 day period shall be the official record of the meeting. The costs of the attendance of Representatives at meetings shall be borne entirely by the Member who appointed such Representative.

(e) Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by Representatives having the requisite Interest to take such action at a meeting at which all of the Representatives were present and voted; provided that notice of all actions taken by Representatives with less than 100% of the Interests shall be provided to all Representatives (other than Representatives executing the consent) not later than 10 days after the taking of such action.

(f) Major Decisions. Neither the Manager nor any Representative, nor any officer, employee or agent of the Company or the Manager, shall have any authority to bind or take any action on behalf of the Company with respect to any Major Decision unless such Major Decision has been consented to or approved by the Management Committee in accordance with this Section 5.2. Each of following matters shall constitute a "**Major Decision**":

(i) approval of a Program and Budget, and any Amendment to any Program and Budget in accordance with Article VI ; provided, that cost overruns of a Program and Budget that do not exceed 15% and expenditures with respect to emergencies under Section 6.10 shall be deemed to automatically amend such Program and Budget;

(ii) dissolution of the Company or any event that will cause the liquidation of the Company under the Code or the Treasury Regulations (other than any such liquidation resulting from a relinquishment in accordance with Section 9.1);

(iii) decisions to cease production for a period greater than three months for reasons other than regular maintenance or a Force Majeure Event;

(iv) acquisition or disposition of significant mineral rights or claims, other real property or water rights (including acquisition or disposition of significant patented and unpatented mining claims under Section 5.3(k)) outside of the ordinary course of business;

(v) a decision to undertake Development or Mining on all or any portion of the Properties;

(vi) a decision to undertake a Pre-Feasibility Study or a Feasibility Study;

(vii) other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in Operations, the proposal or consummation of a Project Financing or the incurrence by the Company of any indebtedness for borrowed money that requires any of the following as security for the obligations arising under or with respect to such indebtedness: (A) an Encumbrance on all or any material portion of the Company's Assets, (B) the pledge by any Member of all or any portion of its Interest, or (C) the guaranty by any Member or any Affiliate of any Member of any obligations of the Company; provided, that nothing in this clause (vii) shall be deemed to prohibit or restrict the right of a Member to create any Permitted Interest Encumbrance;

(viii) except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;

(ix) the issuance of an Interest or other equity interest in the Company, or the admission of any Person as a new Member of the Company other than in accordance with Section 8.5(c); provided, that this clause (ix) shall not be deemed to prohibit or restrict the adjustment of Interests under Section 3.1;

(x) a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(xi) except as specifically or generally authorized in this Agreement, any contract, agreement or undertaking between the Company, on the one hand, and any Member, Manager or Affiliate of a Member or Manager, on the other hand, or any amendment, modification or termination of, or waiver of any right under, any such contract, agreement or undertaking; and

(xii) making any other decision or taking any other action that specifically requires the approval of the Members or the Management Committee under this Agreement.

5.3 **Manager; Duties**. The Company shall be managed by one manager (the "**Manager**"). The initial Manager shall be NJMC. Any increase or decrease in the number of Managers shall be approved by Representatives holding 100% of the Interests. Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Manager shall have the following duties:

(a) Programs and Budgets. The Manager shall manage, direct and control Operations in accordance with adopted Programs and Budgets, and shall prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.

(b) Implementation. The Manager shall implement Major Decisions, shall make from Company funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

(c) Procurement. The Manager shall (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.

(d) Title; Encumbrances. The Manager shall conduct such title examinations and cure such title defects as may be advisable in the Manager's reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances.

(e) Taxes. The Manager shall (i) make or arrange for all payments required by and the performance of all obligations under any Underlying Agreements, and (ii) pay all Taxes on Operations and Assets, except (A) Taxes determined or measured by a Member's revenue or net income and (B) Taxes on production of Products (if any) that are distributed in-kind to a Member; *provided*, that if authorized by the Management Committee, the Manager shall have the right to contest the validity or amount of any Taxes the Manager deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but the Manager shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such Taxes.

(f) Compliance with Laws. The Manager shall (i) apply for all necessary Permits, (ii) comply with applicable Laws, (iii) promptly provide notice to the Management Committee of any allegations of a material violation of Laws, and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations. The Manager shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Company Account.

(g) Litigation. The Manager shall prosecute and defend, but shall not initiate without the approval of the Management Committee, all litigation, arbitrations or administrative proceedings arising out of Operations. The Manager shall keep the Management Committee

reasonably informed of the progress of any such litigation, arbitrations or proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of $50,000 in cash or value.

(h) Insurance. The Manager shall obtain insurance for the benefit of the Company, the Members and the Manager as may be determined from time to time by the Management Committee.

(i) Disposition of Assets. The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 10.2. Without prior approval from the Management Committee, however, the Manager shall not (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of $100,000, (ii) enter into any sales contracts or commitments for Product, (iii) dissolve or begin a liquidation of the Company, or (iv) dispose of all or a substantial part of the Assets necessary for the Business.

(j) Maintenance of Assets. The Manager shall perform all assessment and other work and pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required. The Manager shall not be liable for any determination by any Governmental Authority that the work performed by the Manager did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; *provided* that the work was performed in accordance with accepted industry standards and the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements.

(k) Changes to Mineral Rights. If authorized by the Management Committee, the Manager may (i) locate, amend or relocate any unpatented mining claim, mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure under any Law hereafter enacted.

(l) Accounting. The Manager shall (a) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry, (b) keep and maintain current balances of Contributed Capital, (c) keep and maintain Capital Accounts of the Members in

accordance with Exhibit C, and (d) keep all Company accounts separate and segregated from the individual accounts of the Manager.

(m) Reporting; Audits. The Manager shall (a) provide the reports to the Members required under Section 6.11, (b) permit the inspections and access rights under Section 6.12, and (c) obtain the independent audit required under Section 6.13.

(n) Environmental Compliance Plan. The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(o) Continuing Obligations. The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Manager shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the Management Committee reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.

(p) Environmental Compliance Fund. Funds deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include money market investments and money market funds, or longer term investments. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(q) Other Activities. The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

(r) Delegation. The Manager shall have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors, but no such Persons shall have any rights under this Agreement.

5.4 Standards of Care. Subject to Section 5.5, the Manager shall discharge its duties under Section 5.3 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements and Permits pertaining to the Assets.

5.5 Exculpation. Notwithstanding any contrary provision of this Agreement, the Manager shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Manager's willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or Representatives (other than the Manager, any Affiliate of the Manager, or any Representative designated by the Manager or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, to the extent the Manager and its Affiliates have made all Capital Contributions required to be made by them under this Agreement, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Manager reasonably believes are within the other Person's professional or expert competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in Section 30-6-409(3) of the Act.

5.6 Indemnification of Manager and Representatives. Subject to the limitations of the Act, the Company shall indemnify, defend and hold harmless the Representatives and the Manager from and against any Adverse Consequences arising as a result of any act or omission of any such Representative or the Manager with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a) Contract Rights. The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, the Company's indemnification of the Manager and the Representatives as to third party claims shall be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.

(b) Advancement of Expenses. The rights to indemnification conferred in this Section 5.6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person's ultimate entitlement to indemnification; *provided*, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.

(c) Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.

(d) Invalidity. If this Section 5.6 or any portion shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company shall indemnify and hold harmless the Manager or Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.

(e) Insufficient Funds. If the assets of the Company are insufficient to fund any indemnity to which the Manager or any Representative is entitled under this Section 5.6, the Members shall make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations. In the case of Continuing Obligations, proportionate liability of the Members (including the Manager) for any indemnification hereunder arising from such Continuing Obligations shall be determined in accordance with Section 4.4.

5.7 **Resignation; Removal; Replacement**.Voluntary Resignation. The Manager may voluntarily resign at any time upon 30 days' prior notice to the Management Committee. Acceptance of such resignation shall not be necessary.

(b) Deemed Resignation. The Manager shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event with respect to the Manager.

(c) Removal. The Manager may be removed by notice of the other Member to the Manager (i) if the Interest of the Manager and its Affiliates becomes, less than 50%, or (ii) for Misconduct of the Manager or any Member that is an Affiliate of the Manager. Such notice shall be delivered to the Manager and may be given at any time after the date such other Member has notice or knowledge of the event giving rise to the removal right.

(d) Replacement. If the Manager resigns voluntarily under Section 5.7(a), the other Member may elect to become the successor Manager by notice to the Management Committee within 30 days after the date of the voluntary resignation. If the other Member does not make such an election within such 30 day period, the successor Manager (who may be a Member, an Affiliate of a Member or a third party) shall be elected by the Management Committee. If the Manager is deemed to resign under Section 5.7(b) or is removed under Section 5.7(c), the Representatives of the other Member may appoint the successor Manager (who may be a Member, an Affiliate of a Member or a third party) by notice to the Management Committee. Any successor Manager shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Manager. The appointment of a successor Manager shall be deemed to pre-date any event causing a deemed resignation of the Manager under Section 5.7(b).

(e) No Effect on Interest. The resignation or removal of a Person as the Manager shall not require or result in the resignation or removal of such Person as a Member, reduce the Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

5.8 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure.

5.9 Affiliate Transactions. The Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification or amendment to any such agreement or contract, except (a) on terms no less favorable than would be the case with unrelated third parties in arms' length transactions. (b) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification or amendment, or (c) as specifically provided in this Agreement or in the then current approved Program and Budget; *provided* that the Members acknowledge that the services to be performed by the Manager may be delegated to any Affiliate of the Manager and performed by such Affiliate, and costs and charges for such services shall be paid and reimbursed by the Company from the Business Account to the same extent as if such services were performed directly by the Manager.

5.10 Changes to Mining Law. The Members are aware that the mining Laws of the United States or the State of Idaho pertaining to unpatented mining claims and millsites or activities thereon may be amended or new Laws may be enacted. In that event, the Manager shall have the option (but not the obligation, except to the extent required under Underlying Agreements) of maintaining the rights and obligations of the Company in and to the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert unpatented mining claims to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights. The Members agree to cooperate with the Manager in this regard.

ARTICLE VI
PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING

6.1 Initial Program and Budget.

The initial Program and Budget, which has been adopted by the Members, is attached as Exhibit E. The initial Program and Budget covers the anticipated period for the Initial Contribution of MG USA.

6.2 Operations Under Programs and Budgets. Except as otherwise provided in this Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with adopted Programs and Budgets. Each Program and Budget shall provide for (a) accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations of the Company under Underlying Agreements.

6.3 **Presentation of Proposed Programs and Budgets**. At least 60 days before the anticipated commencement of Joint Funding and not later than November 1 of each calendar year thereafter, the Manager shall prepare a proposed Program and Budget for the succeeding calendar year (or remaining portion of the calendar year, in the case of the first Program and Budget after the commencement of Joint Funding) or longer such period approved by the Management Committee, and submit the proposed Program and Budget for such calendar year or other period to the Management Committee for its review and approval. The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date shall not be less than 20 days after the submission of the proposed Program and Budget to the Management Committee.

6.4 **Approval of Proposed Programs and Budgets**. On or before the date that is 30 days after the submission of a proposed Program and Budget for the first period after the commencement of Joint Funding and on or before December 1 of each calendar year thereafter at a meeting of the Management Committee, the Representatives of each Member shall submit in writing to the Management Committee whether such Representatives (a) approve the proposed Program and Budget, (b) propose modifications to the proposed Program and Budget, or (c) reject the proposed Program and Budget. If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee shall call another meeting to be held within 20 days after the first meeting to reconsider the Program and Budget and to vote on the Program and Budget. During such 20 day period, the Manager shall negotiate in good faith with the Representatives to develop a Program and Budget that is acceptable to all of the Representatives, and shall deliver such Program and Budget to the Representatives at or before the subsequent meeting, but neither the Manager nor any Representatives shall have any obligation to agree to any particular modification to the Program and Budget during such negotiations. At the subsequent meeting to again vote on the Program and Budget (taking into account any revisions proposed by the Representatives during the negotiation period), the Representatives of each Member shall either vote to either approve or reject the Program and Budget, but may not propose additional modifications and the Program and Budget shall be approved or rejected as a result of such vote. If one or more Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting.

6.5 **Amendments**. The Manager may propose amendments ("**Amendments**") to any currently approved Program and Budget from time to time before incurring costs under the Amendment. The Representatives of each Member shall have 15 days after the proposal of an Amendment by the Manager to submit in writing to the Management Committee one of the responses described in Section 6.3(a), (b) or (c) (substituting "Amendment" for "Program and Budget" in each case). If the Representatives of a Member fail to respond within the 15 day period, then those Representatives shall be deemed to have approved the proposed Amendment. If the Representatives of a Member timely submit to the Management Committee their rejection of, or proposed modifications to, the proposed Amendment, then the Manager may call a special meeting of the Management Committee under Section 5.2(c) to vote on an Amendment. If the Manager calls such a meeting, the Manager shall negotiate in good faith with the Representatives to develop an Amendment that is acceptable to all of the Representatives, and shall deliver its

revised Amendment to the Representatives at or before the meeting. At the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Representatives of each Member shall either vote to either approve or reject the revised Amendment, but may not propose additional modifications. If the Amendment relates to Operations on existing Properties and does not increase the aggregate original Budget by more than 10% (taking into account other Amendments adopted after the date of the original Budget), then the Members shall continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6. If the Amendment does not relate to Operations on existing Properties or increases the aggregate original Budget by more than 10% (taking into account other Amendments adopted after the date of the original Budget), then the Program and Budget, as amended, shall be treated as a new Program and Budget and each Member shall be entitled to make new elections under Section 6.6 as to their participation in Joint Funding with respect to the remaining period under the amended Program and Budget.

6.6 **Election to Participate.** By notice to the Management Committee (a "**Non-Contribution Notice**") within 20 days after the final vote adopting a Program and Budget, a Member (a "**Non-Contributing Member**") may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget. If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget. The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the "**Underfunded Amount**."

(b) If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Program and Budget in accordance with its Interest, such other Member (the "**Contributing Member**") shall have the right (but not the obligation) to elect by notice to the Non-Contributing Member delivered within 10 days after its receipt of the Non-Contribution Notice, to contribute all or any portion (an "**Excess Contribution**") of the Underfunded Amount to such Program and Budget.

(c) If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member shall, subject to Section 6.7, be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:

(i) the numerator of which equals:

(A) the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; *plus*

(B) the amount, if any, that the Member has agreed to contribute to the Program and Budget; *plus*

(C) if the Member is a Contributing Member, the Excess Amount, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and

(ii) the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.

(d) If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, (i) if the Manager or its Affiliate is the Contributing Member, the Manager shall adjust the Program and Budget to the extent the Manager reasonably deems necessary to take into account the reduced contributions, and (ii) if the Member that is not the Manager or an Affiliate of the Manager is the Contributing Member, the Representatives of that Member shall adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions. The Program and Budget as adjusted under this Section 6.6(d) shall replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.

6.7 Recalculation and Restoration for Actual Contributions. If a Non-Contributing Member timely delivers a Non-Contribution Notice for a Program and Budget and the Interests of the Members are adjusted under Section 6.6(c), then within 45 days after the completion of the Program and Budget, the Manager shall deliver a written report to the Members of the total amount of Capital Contributions actually made by the Members under cash calls for the Program and Budget.

(b) If the actual amount of Capital Contributions is more or less than the budgeted amount in the adopted Budget, the Interests shall be recalculated under Section 6.6(c) by substituting the actual amount of Capital Contributions made by each Member (including any deemed Capital Contributions made by the Non-Contributing Member under Section 6.7(c)) during the Program and Budget period for the estimated amounts used in calculating the adjustments to the Interests at the beginning of the Program and Budget period.

(c) If the actual amount of Capital Contributions is less than 90% of the budgeted amount in the adopted Budget, the Non-Contributing Member may elect to reimburse the Contributing Member for all (but not less than all) of the Excess Amount actually contributed by the Contributing Member by delivering a notice of its election to the Contributing Member within 10 days after receipt of the Manager's report. The notice shall be accompanied by payment in an amount equal to the actual Capital Contributions of the Excess Amount multiplied by the Dilution Multiple. If the Non-Contributing Member makes this election, for all purposes under this Agreement (including the readjustment to the Interests under Section 6.7(b)), each Capital Contribution previously made by the Contributing Member for the Excess Amount shall instead be deemed to have been a loan from the Contributing Member to the Non-Contributing Member on the date of the contribution, followed by an immediate Capital Contribution of the same amount by the Non-Contributing Member to the Company.

(d) If the Interests are recalculated under Section 6.7(b), and either distributions were made, or any items of Profit, Loss or credit were allocated to the Members

during the period covered by the Program and Budget based on the Interests as adjusted under Section 6.6(c) at the beginning of the Program and Budget period, (i) in the case of distributions, the amount of subsequent distributions to be made to the Contributing Member shall be decreased, and the amount of subsequent distributions to the Non-Contributing Member shall be increased, until the Non-Contributing Member has received distributions from the Company, to the extent possible, in the amounts that the Non-Contributing Member would have received, and (ii) in the case of allocations, the Manager shall cause the Company to make such offsetting allocations of items of Profit, Loss or credit in a manner reasonably determined by the Manager, so that the Members have been allocated, to the extent possible, the amounts that the Members would have been allocated, in each case if the Members' Interests at the beginning of the period covered by the Program and Budget had equaled the Interests recalculated under Section 6.7(b), taking into account any reimbursement of the Excess Amount under Section 6.7(c).

6.8 Delay in Approval of Proposed Programs and Budgets. If the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations (a) if a Program and Budget has not previously been adopted, at levels sufficient to maintain the then current Operations and Properties, and (b) if a Program and Budget has previously been adopted, at levels substantially comparable with the last adopted Program and Budget. The Members shall continue to make Capital Contributions in accordance with the Interests applicable to the last adopted Program and Budget in response to capital calls from the Manager to fund such Operations during a delay in approval of a proposed Program and Budget.

6.9 Budget Overruns; Program Changes. The Manager shall immediately provide notice to the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget (as amended under Section 6.5) by more than 15%, then the excess over 15%, unless directly caused by an emergency or unexpected expenditure made under Section 6.10 or unless otherwise authorized by the unanimous approval of the Management Committee, shall be at the sole cost and expense of the Manager and shall not considered a Capital Contribution or taken into account in the calculation of Interests. Budget overruns of 15% or less shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

6.10 Emergency or Unexpected Expenditures. In case of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws. The Manager may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5. The Manager shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company under Sections 3.3 and 3.4 in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.

6.11 Quarterly Reports. The Manager shall promptly submit to the Management Committee the following reports:

(a) quarterly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding quarter;

(b) quarterly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget;

(c) periodic summaries of data acquired by or on behalf of the Company;

(d) copies of any reports prepared by or on behalf of the Company concerning Operations;

(e) a detailed final report within 45 days after completion of each Program and Budget, which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(f) such other reports as the Management Committee may reasonably request.

6.12 Inspection Rights. The Manager shall (a) provide to the Representatives, accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information in the possession or control of the Manager pertaining to the Company or the Operations, and (b) at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Manager's reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to inspect the Assets and Operations. The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Manager. The cost and expense of any such access or inspection shall be borne entirely by the requesting Member, and the requesting Member shall indemnify, defend and hold harmless the Company, the Manager and the Affiliates of the Manager, and their respective directors, officers, managers, employees and agents, from and against any bodily injury or property damage arising from or caused by any such inspections.

6.13 Independent Audit. Upon request made by any Member within 24 months after the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Manager shall cause an independent accounting firm selected by the Management Committee (the "**Independent Accountant**") to conduct an independent audit of the financial statements of the Company for such calendar year (or other accounting period). Promptly after the completion of any such independent audit, the Manager shall deliver a copy of the report of the Independent Accountant on the financial statements of the Company, together with a detailed report of costs and expenditures of the Company (including all costs and expenditures for which the Manager sought reimbursement) for such year or other accounting period prepared in accordance with GAAP and reconciled to the financial statements audited by the Independent Accountant and to the quarterly reports provided to the Members under Section 6.11. All written exceptions to and

claims (other than exceptions or claims based on fraud) upon the Manager by any Member relating to costs and expenditures incurred by or on behalf of the Company for such year or other accounting period shall be made by notice to the Manager delivered not more than 3 months after receipt of the audit report and the related report of costs and expenditures or shall be deemed forever waived and released. Except as provided in this Section 6.13, no Member shall have the right to request an audit or other accounting of the books and records, or the Business Account, of the Company or the Manager. The cost of any audit conducted pursuant to this Section 6.12 shall be borne solely by the Member requesting such audit.

ARTICLE VII
DISTRIBUTIONS

7.1 Distributions.Generally. Except as otherwise provided in this Article VII, the aggregate amount of all distributions to the Members and the timing of all such distributions shall be determined by the Management Committee.

(b) Cash Distributions. Except as provided in Section 7.2, cash distributions shall be made to the Members *pro rata* in proportion to their respective Interests.

(c) Distributions In Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money. Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company in accordance with Section 9.3. Except as otherwise provided in this Article VII or as otherwise determined by the Management Committee, (i) all distributions to the Members shall be in cash, (ii) no Member shall have the right to demand distributions in cash or in kind, and (iii) all distributions to the Members in kind shall be made to the Members *pro rata* in proportion to their respective Interests.

7.2 Liquidating Distributions. Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company's assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Sections 5.1 and 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products and all distributions through the date of the final distribution. All distributions to the Members under this Section 7.2 shall be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(*b*)(*2*) and (*3*).

ARTICLE VIII
TRANSFERS AND ENCUMBRANCES OF INTERESTS

8.1 Restrictions on Transfer. Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member shall Transfer or create an Encumbrance on all or any part of its Interest. Any attempted Transfer of, or creation of an

Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII shall be null and void and of no legal effect.

8.2 Permitted Transfers and Permitted Interest Encumbrances. To the extent not otherwise prohibited under Section 8.3, the following Transfers ("**Permitted Transfers**") are permitted:

(i) A Member may Transfer all or any portion of its Interest to an Affiliate of such Member without the approval of the other Member or the Manager or any other Person;

(ii) A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Manager or any other Person;

(iii) A Member may Transfer all or any portion of its Interest to any Person with the written approval of the other Member, which approval may be withheld in the sole and absolute discretion of such other Member;

(iv) A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Manager or any other Person; *provided*, that the surviving entity in such merger, amalgamation, consolidation or reorganization (i) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member, and (ii) is subject to all or substantially all of the liabilities and obligations of the transferring Member; and

(v) A Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Manager or any other Person; *provided* that such Member complies with the provisions of Section 8.4.

(b) To the extent not otherwise prohibited under Section 8.3, the following Encumbrances ("**Permitted Interest Encumbrances**") are permitted:

(i) A Member may create an Encumbrance on all or any portion of its Interest with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed; and

(ii) A Member may create an Encumbrance on all (but not less than all) of its Interest to secure debt for borrowed money incurred for the purpose of satisfying such Member's Capital Contribution obligations under this Agreement without the approval of the other Member or the Manager or any other Person.

Upon the foreclosure or transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance, the transferee shall automatically be admitted as an additional Member of the Company, subject to Sections 8.3, 8.5(d), 8.6 and 8.7.

8.3 Additional Limitations on Transfers and Encumbrances. Notwithstanding Section 8.2:

(a) No Transfer permitted by this Article VIII shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;

(b) The transferring Member and the transferee shall bear all Tax consequences of any Transfer other than a Tax consequence that results from the termination for federal income Tax purposes of the Tax Partnership;

(c) If a Member Transfers less than all of its Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(d) No Member shall create an Encumbrance on all or any portion of a Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures or is contemplated by this Agreement to secure in the future any obligation of the Company to any third party lenders, including any Project Financing; and

(e) Only United States currency shall be used for Transfers for consideration.

8.4 Right of First Refusal.Except for Permitted Transfers described in Section 8.2(a)(i) through (a)(iv) and except for Transfers in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance, no Member (the "**Selling Member**") may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides an offer notice (an "**Offer Notice**") to the other Member (the "**Notified Member**") stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the "**Offered Interest**") that the Selling Member desires to Transfer, and specifying the proposed purchase price (the "**Offered Price**") and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the "**Offered Terms**").

(b) The Notified Member shall have the right, but not the obligation, for a period of 20 Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election shall be made by providing notice of such election to the Selling Member within such 20 Business Day period.

(c) If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the *later of* (i) 40 Business Days after the Selling Member provides the Offer Notice, and (ii) 5 Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within

the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchaser during the *later of* (1) the 90 day period after the expiration of such 20 Business Day election period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the 90 day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 8.3. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing 90 day period, the Selling Member shall again afford the Notified Member the purchase rights in this Section 8.4 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.

8.5 **Substitution of a Member**.Except as provided in Section 8.5(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest shall become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. A transferee of an Interest that receives unanimous approval to become a Member shall succeed to all of the rights and interest of his transferor in the Company. A transferee of a Member that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(b) Except as provided in Section 8.5(c), if a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. Such a successor in interest that receives unanimous approval to become a Member shall succeed to all of the rights and interests of his predecessor in the Company. A successor in interest that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(c) Notwithstanding Sections 8.5(a) and (b), subject to compliance with Sections 8.3, 8.5(d), 8.6 and 8.7, a transferee of all or a portion of an Interest in connection with a Permitted Transfer or in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance shall automatically be admitted to the Company as a substituted Member with respect to the transferred interest without the consent of any other Member or the Management Committee.

(d) No Transfer of any interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor's obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.

(e) Upon the unanimous determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Manager shall have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.

(f) Upon the admission of a transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; *provided,* that no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 11.13 survives the Transfer of all or any portion of a Member's Interest, unless each other Member agrees in writing to any such release.

8.6 Conditions to Substitution. As conditions to its admission as a Member, an assignee, transferee or successor of a Member shall (a) execute and deliver any instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, and (b) pay all reasonable expenses in connection with its admission as a substituted Member.

8.7 Admission as a Member. No Person shall be admitted to the Company as a Member unless either (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws or (b) the Company has received a favorable opinion of the transferor's legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws. The non-transferring Members, however, may waive the requirements of this Section 8.7.

8.8 Economic Interest Holders. A transferee or successor to all or any portion of a Interest that is not admitted as a substituted Member of the Company shall be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but shall not have any of the non-economic rights of a Member under this Agreement. For clarity, the non-economic rights of a Member include rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Manager under this Agreement, the Act or otherwise. Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company shall be bound by this Section 8.8 and the other provisions of this Agreement.

ARTICLE IX
RESIGNATION, DISSOLUTION AND LIQUIDATION

9.1 **Resignation**.Voluntary Resignation. After the commencement of Joint Funding, any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period by giving notice to the other Member not later than 30 days before the end of such Program and Budget period. Upon such resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights and obligations of such Member that under Section 11.13 expressly survive the resignation of a Member.

(b) Involuntary Resignation Elimination of Minority Interest. Subject to Section 9.1(c), a Member shall be deemed to have resigned from the Company as a Member under section 30-6-602(2) of the Act upon the reduction of the Member's Interest to less than 10%. Upon the deemed resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member, in exchange for the right to receive a one percent (1%) Net Smelter Returns Royalty pursuant to a Net Smelter Returns Royalty Agreement and Deed in the form of Exhibit D, which shall be executed and delivered by the Company to such Member promptly after the date of the deemed resignation. Other than the consideration described in the previous sentence and the rights of the Member that under Section 11.13 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(b) shall be for no consideration whatsoever.

(c) Recalculation and Restoration of Interest. Notwithstanding Section 9.1(b), if a Member's Interest would be relinquished under Section 9.1(b) because of an adjustment to Interests under Section 6.6(c) in connection with the Member's election not to contribute, or to contribute less than its Interest, to a Program and Budget, the resignation of the Member and the relinquishment of its Interest shall be deferred until after the completion of the Program and Budget period to take into account any recalculation of the Member's Interest under Section 6.7(b) and any reimbursement by the Member of an Excess Amount under Section 6.7(c). If, after taking into account the recalculation and reimbursement, if any, the Interest should be relinquished under Section 9.1(b), then the Member shall immediately be deemed to resign as a Member and relinquish its Interest subject to and in accordance with Section 9.1(d); *provided, however*, that the resignation and relinquishment shall be deemed effective as of the beginning of the Program and Budget period. If, after taking into account the recalculation and reimbursement, if any, the Interest should not be relinquished, then the Member shall not be required to resign or relinquish its Interest under Section 9.1(b). The Manager shall make, and the Members shall cooperate with the Manager in making, the distributions and allocations of items of Profit, Loss and credit required by Section 6.7(d), and such other distributions, allocations of items of Profit, Loss and credit, and payments of Net Proceeds as the Manager reasonably determines are necessary or appropriate to effect the intent and accomplish the purposes of this Section 9.1(c).

(d) Actions Upon Resignation. Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member's Interest, the Member shall execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.

9.2 **Dissolution** The Company shall be dissolved only upon the unanimous agreement of the Members.

9.3 **Liquidation**. Liquidator. Promptly after the dissolution of the Company, the Management Committee shall appoint in writing one or more liquidators (who may be a Member or the Manager) who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided in this Agreement. The liquidator shall continue to conduct Operations with all of the power and authority of the Management Committee and the Manager. Without limiting the previous sentence, the liquidator shall have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

(b) Steps of Liquidator. The steps to be accomplished by the liquidator are as follows:

(i) As promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Company's assets, liabilities and Operations through the last day of the month in which the dissolution occurs.

(ii) The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) to the extent required by the Act.

(iii) The liquidator shall then by payment of cash or property (at the election of the liquidator, and, in the case of property, valued under Section 5.3 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.

(c) Distributions in Liquidation. In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company. For purposes of this Section 9.3, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest as determined under Section 5.3 of Exhibit C. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.3. Any real property, including any mineral interests, distributed to the Members shall be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property. The distribution of cash or property to the Members in accordance with the

provisions of this Section 9.3 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Without limiting the provisions of this Agreement that under Section 11.13 survive the termination of the Company, no Member shall have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member's Capital Account.

(d) Compliance with Laws; Timing. Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations section 1.704-1(b)(2)(ii) and (g).

9.4 **Termination** Upon the completion of the distribution of the Company's Assets as provided in Section 9.3, the Company shall be terminated and the liquidator shall file a statement of dissolution and shall take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X
AREA OF INTEREST; ABANDONMENT

10.1 **Acquisitions Within Area of Interest** General. Except as provided in this Section 10.1, no Member or former Member shall, or permit any of its Affiliates to acquire any interest or right to acquire any interest in any real property or water rights relating to real property wholly or partially within the Area of Interest (collectively, "**Covered Real Property**"), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of (i) the termination of the Company and (ii) the date that is 24 months after the date that such Person no longer is a Member in the Company for any reason. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

(b) Notice to Other Member. Within 30 days after the acquisition by any Member or former Member (the "**Acquiring Member**") or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide notice to the other Member of such acquisition. The Acquiring Member's notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions. In addition to the notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

(c) Option Exercised. If, within 60 days after receiving the Acquiring Member's notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its Affiliate to, convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed. If conveyed to the Company, the Covered Real Property shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member's election to participate. Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member's and its Affiliates' actual out-of-pocket acquisition costs, but only in the event that the Acquiring Member is not a former Member.

(d) Option Not Exercised. If the other Member does not give notice of its election to participate within the 60 day period in Section 10.1(c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Properties or otherwise be subject to this Agreement.

10.2 Surrender or Abandonment of Property Either Member may request that the Management Committee authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment after such a request, or authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Project Financing, any Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Properties shall be distributed such Properties without cost to such Member by special warranty deed, free and clear of all Encumbrances created by, through or under the Member that desires for such Properties to be surrendered or abandoned (but subject to any Encumbrances previously created thereon by the Company or existing at the time such Properties were acquired by the Company), which Properties the Members agree shall be assigned an agreed fair market value as of the time of distribution of zero dollars. As and to the extent provided in Section 4.4, the Member that desires to abandon or surrender such Properties shall remain liable to reimburse the acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any Adverse Consequences with respect to such Properties, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

ARTICLE XI
MISCELLANEOUS

11.1 Confidentiality.Subject to Section 11.1(h), each Member and the Manager shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information that it obtains or has obtained concerning the Company or the other Member without

the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party's possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member (including in its capacity as the Manager).

(b) Notwithstanding Section 11.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Interest or the Assets, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 11.2.

(c) As to any disclosure under clause (i), (ii) or (iii) of Section 11.1(b), (i) the disclosing Member or Manager shall give notice to the other Member concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members and the Manager are obligated under this Section 11.1, and (iv) the disclosing Member or Manager shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member or Manager.

(d) A Member or Manager shall continue to be bound by this Section 11.1 until the earlier of (i) the date that is 2 years after the cancellation of the articles of organization of the Company (notwithstanding the resignation or deemed resignation of such Member or Manager or the Transfer by such Member of its entire Interest), and (ii) the date that is 2 years after the resignation or deemed resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Interest; *provided* that with respect to any Confidential Information that constitutes "trade secrets" of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 11.1 shall survive indefinitely.

11.2 Public Announcements. Any Member may issue any press release or make any public disclosure concerning the Company or Operations that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; *provided* that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure. Except as provided in the previous sentence, neither the Company, any Member, the Manager, nor any of their respective Affiliates, shall issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of the Management Committee.

11.3 Notices. All notices to the Members or the Manager shall be in writing to the applicable address on the signature page to this Agreement, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt. A Member or Manager may change its address by notice to the other Members.

11.4 Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

11.5 Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member or Manager to be charged with the waiver. The failure of a Member or the Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member's or the Manager's rights thereafter to enforce any provision or exercise any right.

11.6 Amendment. Except for (a) amendments executed by the Manager in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), (b) updates made and executed by the Manager to reflect changes to Interests, addresses or Representatives, and (c) deemed amendments adopted under Section 11.7, notwithstanding the definition of "operating agreement" contained in section 30-6-102(15) of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the "operating agreement" of the Company unless it is made in a writing duly executed by each Member or at least one Representative of each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member shall be read in a manner consistent with this Agreement. To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement shall control. Under no circumstances shall any consent or approval of the Management Committee that is not executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.

11.7 Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final ruling of a court or other body of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable. Such covenant or provision, as

so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

11.8 Force Majeure.Except for any obligation after commencement of Joint Funding to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented by in whole or in part by a Force Majeure Event. The affected Member or Manager shall promptly give notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration. The affected Member or Manager shall resume performance as soon as reasonably possible.

11.9 Rules of Construction.Each Member, Manager or other party to or bound by this Agreement acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company. Each such party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

11.10 Governing Law.This Agreement, and the rights and liabilities of the Parties under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Idaho, except for its rules as to conflicts of Laws that would apply the Laws of another state.

11.11 Waiver of Jury Trial; Consent to Jurisdiction. THE PARTIES TO AND BOUND BY THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE CONTRIBUTION AGREEMENT OR OTHERWISE RELATING TO THE COMPANY OR OPERATIONS, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH SUCH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY. Each party to or bound by this Agreement agrees and consents to be subject to the non-exclusive jurisdiction of the trial and appellate courts sitting in the State of Idaho in any action or proceeding seeking to enforce any provision of or based on any right arising under or relating to this Agreement or the Contribution Agreement or otherwise relating to the Company or Operations.

11.12 Further Assurances Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.13 Survival.Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member's Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer;

provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release, (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4, and (iii) shall continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights. In addition, a former Member shall continue to be subject to its obligations, if any, under Sections 9.1(c) and 10.1 after the resignation or deemed resignation of such former Member.

(b) Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company, (i) each Person that was a Member as of the date of the dissolution of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person, (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company shall continue to have rights of ingress and egress to such Properties for purposes of ensuring Environmental Compliance, and (iii) each former Member (regardless whether such person was a Member as of the date of the dissolution of the Company) shall remain liable for (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5, and (B) its Capital Contribution obligations under Section 3.3 and 3.4, but only in the case of this clause (B) to the limited extent provided in Section 5.6(c).

(c) Survival of Provisions. The provisions of this Agreement shall survive any event described in Section 11.13(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.

11.14 No Third Party Beneficiaries Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Manager and the Representatives, and no other Person (including any creditor of the Company, the Members, the Indemnified Member Parties and the Manager), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named third party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

11.15 Entire Agreement This Agreement and the Contribution Agreement contain the entire understanding of the Members and the Manager with respect to the Company and

supersede all prior agreements, understandings and negotiations relating to the subject matter of this Agreement and the Contribution Agreement.

11.16 **<u>Parties in Interest</u>**. This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and the Manager, and shall be binding upon the successors and assigns of the Members and the Manager (whether or not permitted). In the event of any conflict between this Agreement, on the one hand, and the Contribution Agreement, on the other hand, the terms of this Agreement shall control.

11.17 **<u>Counterparts</u>**. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.

[Signatures on Next Page]

The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

New Jersey Mining Company

Address: _______________
Attention: _______________
Facsimile: _______________

By: Fred W. Brackebusch
Name: Fred W. Brackebusch
Title: President
Date: 14 Dec 2010

Marathon Gold USA Corp.

Address: _______________
Attention: _______________
Facsimile: _______________

By: P. C. L.
Name: PHILLIP C LALFORD
Title: PRESIDENT
Date: DEC 13, 2010

Acknowledged and agreed as to those provisions applicable to the Manager:

MANAGER:

New Jersey Mining Company

By: Fred W. Brackebusch
Name: Fred W. Brackebusch
Title: President
Date: 14 Dec. 2010

Address: _______________
Attention: _______________
Facsimile: _______________